Exhibit 107

FORM S-8

(Form Type)

CYREN LTD.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Issued Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(3)		Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares	Other	790,000	(2)	$1.37	(3)	$1,082,300	(3)	$92.70	$100.33
	Total Offering Amounts						$1,082,300	(3)		$100.33
	Total Fee Offsets									–
	Net Fee Due									$100.33

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares, par value ILS 3.00 per share (“Ordinary Shares”), of Cyren Ltd., an Israeli corporation (the “Registrant”), that become issuable under the terms of the Cyren Ltd. 2016 Equity Incentive Plan and the Cyren Ltd. 2016 Non-Employee Director Equity Incentive Plan, each as amended and restated (together, the “Plans”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares of the Registrant.

(2)	Represents an additional 790,000 Ordinary Shares issuable under the Plans over and above the number of Ordinary Shares issuable under the Plans that were previously registered under the Securities Act. The number of shares to be registered under the respective plans are as follows: 2016 Equity Incentive Plan — 665,000; and 2016 Non-Employee Director Equity Incentive Plan — 125,000.

(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low prices of the Registrant’s Ordinary Shares as quoted on the Nasdaq Capital Market on September 12, 2022.